Exhibit 99.15

SECOND AMENDMENT
TO THE
INVESTMENT REPORTING AGREEMENT

THIS SECOND AMENDMENT TO THE INVESTMENT REPORTING AGREEMENT, dated as of June 3, 2009 (this “Second Amendment”), is entered into by and between Ramius Fund of Funds Group LLC (formerly known as Ramius HVB Partners LLC, New York) (the “Investment Manager”), and Bayerische Hypo- und Vereinsbank AG, Munich (the “Investment Reporting Recipient”).

WHEREAS, the Investment Manager and the Investment Reporting Recipient previously entered into that certain Investment Reporting Agreement, dated as of July 29, 2005 (the “Original Agreement”); and

WHEREAS, the Investment Manager and the Investment Reporting Recipient previously amended the Original Agreement pursuant to that certain Amendment Agreement, dated January 1, 2007 (the Original Agreement so amended, the “Previously Amended Agreement”); and

WHEREAS, a certain special purpose entity is currently invested in Ramius FOF European Platform — S2 O1 (formerly known as HVB Alternative Program S2 O1) (the “Fund”) which is a sub-fund of Ramius FOF European Platform (the “Umbrella Fund”); and

WHEREAS, the Investment Manager and the Investment Reporting Recipient desire to further amend the Previously Amended Agreement solely with respect to the management fee payable to the Investment Manager for the services provided pursuant to the Previously Amended Agreement, redemptions from the Fund, and such other matters as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Investment Reporting Recipient and the Investment Manager mutually agree as follows:

1.             The Previously Amended Agreement is hereby further amended by the insertion of the following as Section 2(d)-(l) thereof:

(d)           Minimum Investment Amount.  Anything in this Agreement or any other agreement in respect of the Fund to the contrary notwithstanding except for Section 2(i) hereof (but subject to Section 2(h) and the last sentence of Section 2(i)), no redemption (other than pursuant to Section 2(f)) of any shares in the Fund (the “SPE Investment”) will be made, such that as a consequence of such redemption the Net Asset Value of the Fund is less than $350 million (the “Minimum Investment Amount”) upon the effective redemption date until September 30, 2010.  For the avoidance of doubt, nothing contained in this Agreement or any other agreement in respect of the Fund shall be construed to prohibit the redemption of a portion of the SPE Investment so long as that as a result of such redemption, the Net Value of the Fund is not less than $350 million.

(e)           Limitations on Redemptions.  Subject to Section 2(h) and the last sentence of Section 2(i), as of September 30, 2010 and as of any last Business Day of each calendar quarter-end following September 30, 2010 (each such date, a “Redemption Date”), a redemption of shares in the Fund may be made, no such redemption in the aggregate to

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exceed the greater of (i) $60 million and (ii) an amount such that, following any such redemption, the Net Asset Value of the Fund upon the effective Redemption Date shall equal the Minimum Investment Amount less the product of (x) $60 million and (y) the number of completed calendar quarters commencing with the calendar quarter ending on September 30, 2010 and ending on, and including, such Redemption Date.

(f)            Permitted Early Redemptions.

(i)            Notwithstanding anything to the contrary herein (but subject to Section 2(h) and the last sentence of Section 2(i)), if on the last Business Day (the “Deficiency Date”) of any month ending prior to September 30, 2010 (but in no event prior to the date that is 90 days after the closing (the “Closing”) of the transactions contemplated by that certain Transaction Agreement and Agreement and Plan of Merger by and among Ramius, LLC (“Ramius”), Cowen Group, Inc., LexingtonPark Parent Corp. (“LPP”), Lexington Merger Corp. and Park Exchange LLC, dated as of the date hereof (the “Transaction Agreement”)) the Net Asset Value per share of the Fund is less than 95% of the Net Asset Value per share of the Fund as of the Closing, then Section 2(e) shall apply commencing on the Deficiency Date and the Deficiency Date and the last Business Day of each three month period thereafter shall be a Redemption Date.

(ii)           Notwithstanding anything to the contrary herein (but subject to Section 2(h)), at any time after the earliest to occur of (A) the Net Asset Value per share of the Fund (in each case on the last Business Day of any calendar month commencing with the calendar month immediately following the calendar month in which the Closing occurs) being less than 85% of the Net Asset Value per share of the Fund as of the Closing, (B) Ramius ceasing to be controlled by at least two of Peter A. Cohen (“Cohen”), Morgan B. Stark (“Stark”), Thomas W. Strauss (“Strauss”) and Jeffrey Solomon (“Solomon”), (C) the Fund or the Umbrella Fund no longer being managed by LPP or a subsidiary thereof (or, prior to Closing, Ramius or a subsidiary thereof) or a Change of Control having occurred, or (D) any R Key Principal directly or indirectly selling, assigning, transferring or otherwise disposing of shares of the common stock of LPP received from Ramius or Ramius selling, assigning, transferring or otherwise disposing of shares of common stock of LPP allocable to any such person (in each case, other than any sale, assignment, transfer or disposition permitted by (or of shares distributed pursuant to) the proviso to Section 4.05(d) of the Fourth Amended and Restated Limited Liability Company Agreement of Ramius (the “Ramius LLC Agreement”) or a distribution by Ramius of common stock of LPP permitted by the Ramius LLC Agreement or any distribution by Ramius permitted by Section 4.06 of the Ramius LLC Agreement) (a “Liquidation Election”), all or a portion of the SPE Investment may be redeemed; provided that written notice of any redemption is delivered at least 30 days prior to such redemption.

“Change of Control” means the occurrence of any merger, consolidation, tender offer or any other transaction resulting in the stockholders of  LPP immediately before such transaction owning less than a majority of the aggregate voting power of the resultant entity or any sale of all or substantially all of the assets of LPP; provided

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that the transactions contemplated by the Transaction Agreement shall not be deemed to cause a Change of Control.

“R Key Principal” means any of [******************************], except that any such person shall not be deemed to be a R Key Principal if such person is no longer employed by LPP or any of its subsidiaries due to such person’s termination by LPP or its subsidiaries (or before the Closing, Ramius (or its subsidiaries))without cause or the termination of such employment due to such person’s death or disability (within the meaning of the benefit plans of LPP or its subsidiaries or, before the Closing, Ramius or its subsidiaries).  For the avoidance of doubt, a sale, assignment, transfer or disposition of shares of the common stock of LPP by any such person to a permitted transferee (i.e. any person or entity in respect of such person described in Section 5.01(a)(i) of the Ramius LLC Agreement (a “Permitted Transferee”)) of such person shall not be deemed to be a sale, assignment, transfer or disposition of such shares by an R Key Principal but a sale, assignment, transfer or other disposition by any such Permitted Transferee (other than back to such R Key Principal or another Permitted Transferee of such R Key Principal or in a transaction which had it been effected by such R Key Principal or Ramius would not have been a Liquidation Election) shall be deemed to be such a sale, assignment, transfer or disposition unless prior to the time of such sale, such R Key Principal is no longer employed by LPP or any of its subsidiaries due to such person’s termination by LPP or its subsidiaries (or, before the Closing, Ramius or its subsidiaries) without cause or the termination of such employment due to such person’s death or disability (within the meaning of the benefit plans of LPP or its subsidiaries or, before the Closing, Ramius or its subsidiaries).

(g)           The Investment Manager will promptly inform the Investment Reporting Recipient in the event that (i) the Deficiency Date is or is reasonably likely to occur, (ii) the Net Asset Value per share of the Fund (in each case on the last Business Day of any calendar month commencing with the calendar month immediately following the calendar month in which the Closing occurs) is or is reasonably likely to be less than 85% of the Net Asset Value per share of the Fund as of the Closing, (iii) Ramius ceases to be controlled by at least two of Cohen, Stark, Strauss and Solomon, (iv) an event described in Section 2(f)(ii)(C) has occurred, or (v) there has been a Liquidation Election.

(h)           Notwithstanding any other provision in this Second Amendment or in the Previously Amended Agreement, the redemption terms provided herein shall in all cases be subject to the underlying hedge funds providing liquidity to the Fund.  All redemptions provided for in this Second Amendment shall be subject to 30 calendar days notice and shall otherwise be in compliance with the terms and conditions described in the Fund’s prospectus; provided that, in the event that a redemption notice is made pursuant to Section 2(f)(i) at any time, any such notice provided promptly after becoming aware of a Deficiency Date shall be deemed to satisfy such notice requirement.  Before making any distributions in kind to any Person with respect to the Fund, the Investment Manager must obtain the consent of such Person.

(i)            To the extent that the Net Value of the Fund is greater than $350 million as of the date of the Closing, the amount of shares representing such excess amount

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(the “Freely Redeemable Shares”) shall not be subject to the provisions of Sections 2(d) and 2(e) hereof.  For the avoidance of doubt, the Freely Redeemable Shares may be redeemed at any time; provided that such redemption shall be subject to Section 2(h) and notice stating the amount of shares to be redeemed and the date of such redemption is provided in writing at least 30 days prior to the redemption date.  No redemptions may be made pursuant to Sections 2(d), (e)(ii) or (f)(i) (insofar as such clause triggers the rights pursuant to Section 2(e)(ii)) until all Freely Redeemable Shares have been redeemed.

(j)            Whenever this Agreement refers to the date of the Closing for purposes of calculating the relevant NAV, the Closing shall be deemed to have occurred as of the calendar month end in which the Closing occurred.

(k)           For purposes of this Second Amendment all references to USD shall be compared to the USD/Euro spot rate as of the relevant redemption date.

(l)            No shares may be redeemed from the Fund except as provided in this Section 2.

2.             Section 6(a) of the Previously Amended Agreement is hereby amended in its entirety by replacing such section with the following:

(a)           On each Management Fee Payment Date, the Investment Manager shall receive a fee (the “Management Fee”), in respect of the Management Fee Period ended immediately prior to such date, equal to [***********].

3.             Investments in Other Sub-Funds of the Umbrella-Fund.  The SPE Investment may freely be redeemed from the Fund into another sub-fund of the Umbrella-Fund in which case that other sub-fund shall be deemed and treated as the “Fund” as defined herein and in the Previously Amended Agreement.

4.             Preservation of Rights Letter.  Each of the Investment Reporting Recipient and the Investment Manager hereby acknowledges and agrees that the Previously Amended Agreement, as amended hereby, shall be subject to and incorporate the rights of the Investment Reporting Recipient, the Investment Manager and their respective affiliates and the provisions with respect to the Previously Amended Agreement, as amended hereby, both as reflected in that certain letter agreement dated as of the date hereof by and among Bank Austria Alpine Holdings, Inc., Bank Austria Creditanstalt AG, HVB Alternative Advisors, LLC, Ramius Fund of Funds Group, LLC, Ramius, LLC and C4S & Co., LLC (the “Rights Letter”).

5.             Inconsistency and Governing Terms.  In case of any inconsistency with the terms and conditions set forth in the Previously Amended Agreement or any other agreement with respect to the SPE Investment regarding the matters set forth in this Second Amendment, this Second Amendment will prevail.  Any other terms of the Previously Amended Agreement shall remain in full force and effect.

6.             Capitalized Terms.  Any capitalized terms used herein and not defined shall have the meaning set forth in the Previously Amended Agreement unless indicated otherwise.

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7.             Governing Law.  This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without having regard to the conflicts of law rules.

8.             Counterparts.  This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.             Effectiveness.  This Second Amendment shall terminate upon termination of the Transaction Agreement or upon certain other events as set forth in the Rights Letter, in which event the parties hereto agree that this Second Amendment shall be deemed never to have been in effect.

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PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

IN WITNESS WHEREOF, this Agreement has been duly signed by or on behalf of the parties hereto as of the day and year first above written.

Bayerische Hypo- und Vereinsbank AG,
as Investment Reporting Recipient

By:	/s/ Gavin Burke
Name: Gavin Burke
Title: Managing Director

By:	/s/ John Gallagher
Name: John Gallagher
Title: Managing Director - Tax

Ramius Fund of Funds Group LLC,
as Investment Manager

By: Ramius LLC, its managing member
By: C4S & Co., L.L.C., its managing member

By:	/s/ Peter A. Cohen
Name: Peter A. Cohen
Title: Managing Member

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.